EXHBIT 99.1

Contacts:
              Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
              Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES
RECORD 2ND QUARTER AND FIRST HALF EARNINGS

FOR IMMEDIATE RELEASE

2nd Quarter 2005 Highlights
  Record second quarter and first half earnings
  Assets total $431 million
  Merger with River Place Financial completed
  Trust division now operational

              MOUNT CLEMENS, Mich., July 27, 2005 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted record earnings for the second quarter and six months ended June 30, 2005, David A. Widlak, President and Chief Executive Officer, reported today.

              Net income for the second quarter of 2005 increased 683% to $830,000, or $0.24 per diluted share, up from $106,000, or $0.03 per diluted share for the second quarter of 2004. Net income for the first six months of 2005 was $1,582,000, or $0.47 per diluted share, up 142%, compared to $654,000, or $0.22 per diluted share, for the six months ended June 30, 2004. The increases in net income for the three and six month periods ended June 30, 2005 were primarily attributable to the absence of the large loan loss provision taken by the Corporation during the second quarter of 2004, as further discussed below.

              Mr. Widlak said, "We are excited to report our record net income for the quarter ended June 30, 2005. Our total assets have increased to a record $431 million. The commercial lending, mortgage operations and branch operations have all continued to build our customer base and contribute to our profitability. Our newest business line, trust and wealth management services, is up and running following our acquisition of River Place Financial Corporation which was completed June 30, 2005. The new Trust division is called "River Place Trust." The merger went very smoothly and we are looking forward to the fee income and the diversification of our revenue sources that this new segment of our operations is expected to generate. The Board of Directors, which now includes the added strength of John W. Stroh, III, has been instrumental in fostering growth in the Corporation through our organic and acquisition strategies."

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Community Central Bank Corp.
Q2-2005 results

              Net interest income was $3.2 million during the second quarter of 2005, which was a $253,000, or 8.6%, increase over the second quarter 2004. The increase was primarily attributable to a growth in earning assets and an increase in our net interest margin. The net interest margin, as measured on a tax equivalent basis, was 3.32% for the second quarter of 2005, compared with 3.25% for the second quarter of 2004. An increase in earning asset yields driven by a rise in short-term market interest rates was partially offset by a flat yield curve environment and a rising cost of funds. Currently, over half of the Bank's loan portfolio is tied to variable short-term rate indexes.

              Net interest income was $6.3 million for the six months ended June 30, 2005, which was an increase of $593,000, or 10.4% over the six months ended June 30, 2004. The net interest margin, as measured on a tax equivalent basis, was 3.33% for the first six months of 2005, compared with 3.22% for the first six months of 2004. Again, growth in earning assets, with an increase in the net interest margin, resulted in an increase in net interest income.

              Noninterest income in the second quarter of 2005 was $1.2 million, a decrease of $554,000 compared to the second quarter of 2004. This was primarily due to a decrease in gains from the sale of residential mortgage loans due to lower origination loan volumes than in the past year. Noninterest income for the first six months of 2005 of $2.1 million was also down $1.2 million from the first six months of 2004, again primarily from decreases in gains of the sale of residential mortgages.

              Noninterest expense was relatively flat at $3.2 million for the second quarter of 2005 compared to the second quarter of 2004, which was $3.1 million. Decreases in salary and benefit costs attributable to lower commissions paid on mortgage originations, were offset by increases in costs associated with the River Place Financial merger and general start up costs associated with the new trust division of the Bank. Noninterest expense for the first six months of 2005 of $6.1 million was down $534,000 or 8.1% primarily due to lower commission expense paid on a corresponding lower volume of mortgage loan origination activity.

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Community Central Bank Corp.
Q2-2005 results

              At June 30, 2005, the Corporation's total assets were $431.2 million, an increase of $39.6 million or 10.1% from December 31, 2004. Total loans of $323.5 million increased $18.0 million or 5.9% from December 31, 2004, with the largest area of loan growth occurring in commercial real estate loans. Total deposits of $303.7 million increased $24.8 million, or 8.9%, over December 31, 2004, with the largest segment of growth occurring in time deposits and in noninterest bearing demand deposits. Total stockholders' equity increased $9.2 million to $34.8 million at June 30, 2005. The increase in stockholders' equity was due in part to the successful rights offering in February 2005 and common shares issued in the merger of River Place Financial, adding $5.3 million and $2.7 million in capital, respectively.

              Total nonperforming loans as a percentage of total portfolio loans was 0.40% at June 30, 2005, an increase from 0.25% at December 31, 2004. The allowance for loan losses as a percentage of total loans was 1.20% at June 30, 2005. The allowance for loan losses increased $437,000 in the second quarter of 2005 from loan recoveries, which were primarily attributable to partial collection of loan charge offs recorded in June of 2004. Year to date net recoveries were $397,000 or 0.26% of average loans on an annualized basis. No provision for credit losses was made in the second quarter of 2005, as credit quality remained strong, coupled with the size of the aforementioned loan recoveries. The second quarter 2005 recoveries were in contrast to the large loan loss provision and loan charge offs necessary in the second quarter 2004. "We are very pleased that loan quality remains strong and our efforts to aggressively pursue the collection of prior loan charge offs have contributed to our overall soundness and profitability," commented Widlak.

              Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area and the Central and Northwest regions of the Indiana markets. The Trust and Wealth management division of the Bank called River Place Trust is located at the 100 North Main Street, Mount Clemens main office location.

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Community Central Bank Corp.
Q2-2005 results

              Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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(Financial Schedules Follow)

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Community Central Bank Corp.
Q2-2005 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended June 30,		Six months ended June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2005	2004	2005	2004
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$5,902	$4,899	$11,329	$9,567
Interest expense	2,713	1,963	5,037	3,868
Net Interest Income	3,189	2,936	6,292	5,699
Provision for credit losses	----	1,475	100	1,600
Net Interest Income after Provision	3,189	1,461	6,192	4,099
Noninterest income	1,176	1,730	2,122	3,329
Noninterest expense	3,201	3,136	6,090	6,624
Income before Taxes	1,164	55	2,224	804

Provision for income taxes	334	(51)	642	150
Net Income	$830	$106	$1,582	$654

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
PER SHARE DATA
Basic earnings per share	$0.24	$0.04	$0.48	$0.22
Diluted earnings per share	$0.24	$0.03	$0.47	$0.22
Book value per share at end of period	$9.55	$7.87	$9.55	$7.87
Basic average shares outstanding (000's)	3,417	2,969	3,306	2,966
Diluted average shares outstanding (000's)	3,510	3,043	3,396	3,039
Actual shares outstanding at end of period (000's)	3,648	3,005	3,648	3,005
Net interest margin (fully taxable equivalent)	3.32%	3.25%	3.33%	3.22%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q2-2005 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data- continued

	Unaudited June 30,	Audited December 31,
	2005	2004
	(In thousands)
Assets
Cash and equivalents	$16,389	$7,183
Investments	68,262	55,832
Residential mortgage loans held for sale	4,041	6,491
Total gross loans	323,487	305,439
Allowance for loan losses	(3,874)	(3,377)
Other assets	22,880	19,970
Total Assets	$431,185	$391,538

Liabilities and Stockholders' Equity
Deposits	$303,683	$278,856
Repurchase agreements	8,990	11,492
Federal Home Loan Bank Advances	70,560	63,360
Other liabilities	2,797	1,929
Subordinated debentures	10,310	10,310
Stockholders' equity	34,845	25,591
Total Liabilities and Stockholders' equity	$431,185	$391,538

OTHER DATA
Allowance for loan losses to total loans	1.20%	1.11%
Allowance for loan losses
to nonperforming loans	295.95%	435.74%
Nonperforming loans to total loans	0.40%	0.25%
Nonperforming assets to total assets	0.46%	0.37%
Stockholders' equity to total assets	8.08%	6.54%
Tier 1 Leverage Ratio	10.25%	8.47%
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